EXHIBIT NO. 99.1

KIMBERLY-CLARK CORPORATION 401(K) AND
PROFIT SHARING PLAN

Employer ID 39-0394230
Plan ID 016

Financial Statements As of and for the Years Ended
December 31, 2011 and 2010

Supplemental Schedule
As of December 31, 2011

(With Report of Independent Registered Public Accounting Firm Thereon)

NOTE:     The accompanying financial statements have been prepared in part for the purpose of filing with the Department of Labor's Form 5500. Supplemental schedules required by 29 CRF 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Participants of
Kimberly-Clark Corporation 401(k) and Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2011, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2011 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic 2011 financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Dallas, TX
June 22, 2012

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2011	2010

Assets
Investments at Fair Value:
Cash equivalents	$34,951	$31,334
Kimberly-Clark Corporate stock fund	190,847	185,110
Collective funds	1,845,841	1,790,960
Self-Directed Brokerage Account ("SDBA")	110,458	115,673
Total Investments	2,182,097	2,123,077
Receivables:
Dividends	2,010	2,128
Interest	161	95
Due from broker	3,237	1,330
Employee contributions	4,783	4,668
Employer matching contributions	2,067	1,888
Employer profit sharing contributions	28,661	25,978
Notes receivable from participants	20,279	16,823
Total Receivables	61,198	52,910
Total Assets	2,243,295	2,175,987

Liabilities
Fees payable	1,232	1,411
Due to broker	4,224	1,640
Total Liabilities	5,456	3,051

Net Assets Available for Benefits, at fair value	2,237,839	2,172,936

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(5,859)	(3,037)

Net Assets Available for Benefits	$2,231,980	$2,169,899

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2011	2010

Additions to Net Assets Available for Benefits
Investment income:
Net appreciation in fair value of investments	$10,174	$176,779
Dividends - Kimberly-Clark Corporation stock	8,065	11,323
Dividends - stock in SDBA	2,730	2,071
Interest	40	97
Net investment income	21,009	190,270
Contributions:
Employee contributions	87,817	81,847
Employer profit sharing contributions	28,661	25,978
Employer matching contributions	37,756	34,405
Employer retirement contributions	—	4,025
Forfeitures used to reduce employer contributions	(300)	(494)
Total contributions	153,934	145,761
Interest on notes receivable from participants	824	973
Total Additions	175,767	337,004

Deductions from Net Assets Available for Benefits
Distributions of employee account balances	134,114	151,846
Administrative expenses	5,470	4,432
Total Deductions	139,584	156,278
Net increase prior to transfers	36,183	180,726

Transfer from Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan	7,740	1,977,883
Transfer from I-Flow Corporation Retirement Savings Plan	17,410	—
Transfer from AcryMed 401(k) Retirement Savings Plan	748	—
Transfer from Jackson Products, Inc. Retirement & Profit Sharing Plan	—	11,290
Total Transfers	25,898	1,989,173

Net Increase in Net Assets Available for Benefits	62,081	2,169,899

Net Assets Available for Benefits
Beginning of Year	2,169,899	—
End of Year	$2,231,980	$2,169,899

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of the Plan

The following brief description of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General
The Plan was adopted on January 1, 2010. Until December 31, 2009 (Date of Merger), the Kimberly-Clark Corporation Incentive Investment Plan (“IIP”) and the Kimberly-Clark Corporation Retirement Contribution Plan, participated in the Kimberly-Clark Corporation Defined Contribution Plans Trust (“Master Trust”) for investment and administrative purposes. By resolution from Kimberly-Clark Corporation (the "Corporation"), dated April 17, 2009, as of the end of the day on December 31, 2009, the Retirement Contribution Plan was merged into the Incentive Investment Plan to form a single plan. Effective January 1, 2010, the merged Incentive Investment Plan was amended and restated as the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan (“RCP”), and applicable assets were transferred to the Plan or remained in the RCP dependent upon participant eligibility. The assets of the Plan are held with The Northern Trust Company (“Trustee”).

The Plan, sponsored by the Corporation, is a defined contribution plan covering eligible employees of the Corporation, and its participating subsidiaries. Effective January 1, 2010, the Plan became an employee stock ownership plan, as defined in Section 4975 of the Internal Revenue Code of 1986 (the “Code”). The Plan is designed to invest primarily in qualifying employer securities, as defined in Section 409(l) of the Code. Salary and hourly non-union (unless bargained) employees of the Corporation and its participating U.S. subsidiaries (collectively, the “Employer”) are eligible to participate in the Plan. Kimtech hourly union employees bargained to participate in the Plan effective January 1, 2011. The Board of Directors of the Corporation or its delegate may change the eligibility and other provisions of the Plan from time to time. The named fiduciary for the Plan is the Benefits Administration Committee.

Contributions
An eligible employee may elect to make contributions that are deducted from compensation paid by the Employer before federal income taxes are withheld (“401(k) contributions”), after-tax contributions, and Roth 401(k) contributions in any combination up to 50% in whole percentages or flat dollar amounts of base salary. 401(k) contributions, after-tax contributions, and Roth 401(k) contributions in any combination up to 4% of base salary are eligible for employer matching contributions. Participants that are new hires or re-hires are automatically enrolled in the Plan at a 6% 401(k) contribution rate.

Company Match Safe Harbor contributions (“employer matching contributions”) are determined based upon a percentage of qualifying employee contributions. The Corporation makes a matching contribution of 100% on the first 4% of eligible earnings. The Safe Harbor contributions are not required to meet anti-discrimination requirements and testing and does not require distinction of highly compensated employees. Employer matching contributions are accounted for separately and share in the net appreciation or depreciation in fair value of investments, dividends, interest and expenses in the same manner as contributions made by a participant. All employer matching contributions are invested according to the participants' contribution investment elections. Employer matching contributions and future earnings (losses) on that amount can be reallocated to another investment fund within the Plan.

The Plan also provides a true-up (“match true-up”) of employer matching contributions that ensures participants receive the full employer matching contributions based on the annual amount the participant contributed to the Plan. The contribution is deposited into the participant's account during the first quarter of the following year. The total match true-up for 2011 and 2010 was $574 thousand and $464 thousand, respectively, and is included in the employer matching contribution receivable on the Statement of Net Assets Available for Benefits.

The Employer makes a discretionary annual profit sharing contribution for each eligible employee based on the adjusted earnings per share performance from a range of 0% to 6% of eligible earnings. The contribution is deposited into participants' accounts as soon as administratively possible. The contributions for 2011 and 2010 were 2.8% and 2.7% of eligible earnings and totaled $28.7 million and $26.0 million, respectively, and were deposited into participants' accounts in February of the following year.

The Plan provisions allowed a one-time Retirement Contribution for eligible participants based on their December 2009 eligible pay that was paid in January 2010. The contribution is presented as employer retirement contributions on the 2010 Statement of

Changes of Net Assets Available for Benefits totaling $4.0 million.

Employee contributions receivable as of December 31, 2011, presented on the Statement of Net Assets Available for Benefits of $4.8 million includes 401(k) contributions receivable of $4.1 million and after-tax and Roth 401(k) contributions receivable, collectively, of $0.7 million. The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2011 of $87.8 million includes 401(k) contributions of $76.3 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $11.5 million.

Employee contributions receivable as of December 31, 2010, presented on the Statements of Net Assets Available for Benefits of $4.7 million includes 401(k) contributions receivable of $3.9 million and after-tax, rollover, and Roth 401(k) contributions receivable, collectively, of $0.8 million. The employee contributions presented on the Statements of Changes in Net Assets Available for Benefits for year ended December 31, 2010 of $81.8 million includes 401(k) contributions of $71.6 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $10.2 million.

Participant Accounts
Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution, the employer matching contributions, Plan earnings, and charged with an allocation of Plan losses including expenses.

Investments
All investment elections are held by the Trustee and participant contributions allocated to a specific fund are commingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. Participants can elect to have their contributions in any of the fifteen fund options available. The fund options consist of Kimberly-Clark Corporation Stock Fund (“K-C Stock Fund”), two different collective funds offered by Ameriprise which are the Money Market and Stable Income Fund and eleven collective funds offered by BlackRock which include the Russell 1000 Value Fund T, Russell 2000 Index Non-Lendable Fund F, U.S. Debt Index Non-Lendable Fund F, Equity Index Non-Lendable Fund F, Russell 1000 Growth Fund T, MSCI EAFE Equity Index Non-Lendable Fund F, and five LifePath Index Non-Lendable Fund F funds which are the Retirement Fund, 2015 Fund, 2025 Fund, 2035 Fund, and 2045 Fund. The participant can also choose from a broad range of funds and certain other investments offered through a brokerage account.

Vesting
Participants are immediately vested in their 401(k), after-tax, Roth 401(k), and rollover contributions. Vesting in company match and profit sharing contributions occurs after two years of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1 thousand up to a maximum of 50% or $50 thousand of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime +1 interest rate as published in the Wall Street Journal on the 15th of the month prior to the first day of the month to which it applies. Principal and interest is paid ratably through payroll deductions. A participant may have only one outstanding loan. A loan processing fee of fifty dollars is charged to the participant. A loan may be a general purpose loan which must be repaid within a maximum of four years; or a primary residence loan, which must be repaid within a maximum of ten years.

Distributions
Upon termination of a participant's employment and after two years or more of qualified service, or because of death, the value of the participant's accounts, including the value of all employer matching and profit sharing contributions, is distributable in either a lump sum or partial amount per the participant's request. An automatic distribution will occur within 90 days if the participant's balance is $5 thousand or less. If the balance is $1 thousand or less, the distribution will be in the form of cash. If the balance is less than $5 thousand but more than $1 thousand, the balance will automatically be rolled over to Millennium Trust, a financial services company servicing individuals, where a separate IRA account will be established for the participant. If termination occurs other than as noted above, the value of nonvested employer matching and profit sharing contributions is forfeited and used to reduce subsequent employer matching and profit sharing contributions to the Plan.

A participant invested in the K-C Stock Fund earns dividends quarterly and has the option to reinvest the dividends earned into the fund or receive a distribution. Dividends distributed to participants during the years ended December 31, 2011 and 2010 were $2.4 million and $2.7 million, respectively and are presented on the Statement of Changes in Net Assets as distributions of employee account balances.

Withdrawals
A participant may withdraw the value of their after-tax accounts and the value of profit sharing, and employer matching contributions, if vested. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, Roth 401(k) contributions, profit sharing, and earnings credited, in the case of hardship or after attaining age 59½. The participant will be required to suspend subsequent contributions to the Plan for six months following any hardship withdrawal of 401(k) contributions and earnings thereon.

Forfeited Accounts
For the years ended December 31, 2011 and 2010, forfeitures totaled $300 thousand and $494 thousand, respectively. The forfeitures are used to offset employer contributions.

Voting of Company Stock
A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Corporation the number of whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account as of the valuation date coincident with the record date for the meeting. In addition, the participant has the right to determine whether whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account should be tendered in response to offers thereof.

Note 2. Accounting Principles and Practices

Basis of Accounting
The accompanying financial statements for the Plan have been prepared on the accrual basis and are in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP") for defined contribution benefit plans. The significant accounting policies employed in the preparation of the accompanying financial statements are as follows:

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
All investments are stated at fair value. The Plan primarily invests in common collective funds that have underlying investments and the fair value is determined by the Plan's proportionate share of the underlying investments and is estimated using the net asset value per share.  Funds with underlying investments in benefit-responsive investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. The fair value of the Corporation's common stock held by the Plan is determined as the last selling price on the last business day of the year, as published by an independent source. Security transactions are recorded on the trade date. Cash equivalents represent the following: 1) funds held for distributions and transfers in the K-C Stock Fund, 2) funds held for pending participant disbursements in the Clearing account, and 3) funds invested in cash equivalent securities and pending transactions in the SDBA. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

The Stable Income Fund is a stable value fund which is invested in other funds that are commingled pools sponsored by Ameriprise. These funds may invest in fixed interest insurance investment contracts, money market funds, corporate and government bonds, mortgage-backed securities, bond funds, and other fixed income securities. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. There are no redemption restrictions in the Stable Income Fund.

Notes Receivable from Participants
Notes receivable from participant loans are valued at their unpaid principal balance plus any accrued but unpaid interest.

Administrative Expenses
Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Distributions of Employee Account Balances
Distributions are recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan, but have not yet been paid, were $267 thousand and $304 thousand at December 31, 2011 and 2010, respectively.

Transfers into the Plan
Kimtech hourly union became eligible to participate in the Plan effective January 1, 2011 and total assets transferred from the RCP were $6.5 million in January 2011. Additionally, eligibility can be impacted if a participant changes their employment status to or from hourly union, resulting in a transfer of assets. For the year ended December 31, 2011, other transfers, including transfers into the Plan from RCP related to employment status changes, were $1.2 million.

The Corporation completed acquisitions with I-Flow Corporation and AcryMed, Inc. in 2010 and in January 2011 assets of the I‑Flow Corporation Retirement Savings Plan and the AcryMed Retirement Savings Plan of $17.4 million and $748 thousand, respectively, were transferred into the Plan.

Effective January 1, 2010 the merged assets of the IIP were transferred to the Plan and the RCP. Participant accounts totaling $2.0 billion were transferred into the Plan. For the year ended 2010, the total transfers into the Plan related to employment status change were $438 thousand.

The Corporation completed an acquisition with Jackson Safety Products in 2009, and in January 2010, $11.3 million assets were transferred into the Plan from the Jackson Products, Inc. Retirement & Profit Sharing Plan.

New Accounting Standards
In May 2011, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) issued Accounting Standards Update (“ASU”) No. 2011-04 and International Financial Reporting Standards ("IFRS") 13, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, respectively, to provide largely identical guidance about fair value measurement and disclosure requirements. The ASU does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it is already required or permitted under U.S. GAAP. Most of the changes are clarifications of existing guidance or wording changes to align with IFRS 13. The Plan is required to adopt ASU No. 2011-04 on January 1, 2012. The adoption of this update is not expected to have a material impact on the financial statements.

Note 3. Fair Value Measurements

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 – Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.
Level 2 – Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 – Prices or valuations that require inputs that are significant to the valuation and are unobservable.

The assets or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy a summary of the Plan's investments measured at fair value as of December 31, 2011 and 2010.

	December 31 2011	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$34,951	$—	$34,951

Fixed Income
Assets held directly:
US government and municipals	182	182	—
US corporate debt	1,884	—	1,884
International bonds	24	24	—
Held through units of mutual and pooled funds:
US government and municipals	1,101	1,101	—
US corporate debt	4,230	4,230	—
International bonds	720	720	—
Multi-sector	610,140	1,141	608,999
Total Fixed Income	618,281	7,398	610,883

Equity
Assets held directly:
US equity	44,238	44,238	—
Non-US equity	6,295	6,295	—
Held through units of mutual and pooled funds:
US equity	910,034	37,927	872,107
Non-US equity	260,968	9,165	251,803
World equity	3,550	3,550	—
Total Equity	1,225,085	101,175	1,123,910

Multi-Asset Class	303,780	—	303,780

Total	$2,182,097	$108,573	$2,073,524

	December 31 2010	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$31,334	$—	$31,334

Fixed Income
Assets held directly:
US government and municipals	285	—	285
US corporate debt	2,781	—	2,781
Held through units of mutual and pooled funds:
US government and municipals	1,598	1,598	—
US corporate debt	3,466	3,466	—
International bonds	646	646	—
Multi-sector	542,809	1,680	541,129
Total Fixed Income	551,585	7,390	544,195

Equity
Assets held directly:
US equity	48,021	48,021	—
Non-US equity	1,191	1,191	—
Held through units of mutual and pooled funds:
US equity	895,346	36,424	858,922
Non-US equity	299,651	16,519	283,132
World equity	3,062	3,062	—
Total Equity	1,247,271	105,217	1,142,054

Multi-Asset Class	292,887	—	292,887

Total	$2,123,077	$112,607	$2,010,470

The 2010 presentation of assets totaling $1,142 million previously described as US equity assets held directly has been corrected to include those investments as assets held through units of mutual and pooled funds ($859 million US equity and $283 million non-US equity) in the current presentation of the 2010 information.

As of December 31, 2011 and 2010, there were no assets with a Level 3 fair value determination. In addition, during the years ended December 31, 2011 and 2010, there were no significant transfers among level 1 or 2 fair value determinations. The Plan's policy is to recognize significant transfers between levels at the end of the year.

Following is a description of the valuation methodologies used for the Plan's investments that have been measured at level 2 fair value. There have been no changes in the methodologies used at December 31, 2011 and 2010.

Cash equivalents: The cash equivalents are a result of the cash liquidity held in the KC Stock Fund, SDBA, and clearing account. The valuation of the cash equivalents is considered a level 2 due to the cash being held in a fund or short-term cash that has movement between funds or out of the Plan.

US government and municipal fixed income securities: The valuation is determined by observing the value at the closing price reported in the active market in which the individual securities are traded and the trading activity in the market place.

US corporate debt-fixed income: The fair value is determined by reference to the values of similar securities traded in the marketplace and current interest rate levels.

Multi-Sector fixed income mutual and pooled funds: The fair value is based upon the net asset value of the units of the pooled fund determined by the investment manager.

US equity, non-US equity, and multi-asset class: The investments include KC stock and equity collective funds. Fair value of the Corporation's common stock held in the K-C Stock Fund is determined based on the unadjusted quoted prices for identical assets and the valuation of the common stock is considered a level 2 due to the common stock being held in a fund with cash equivalents.

Note 4. Net Asset Value (NAV) Per Share

The following table for December 31, 2011 and 2010, sets forth a summary of the Plan's investments with a reported NAV.

	Fair Value Estimated Using Net Asset Value per Share
	December 31, 2011
Investment	Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$6,767	$—	Daily	None	Daily
Fixed income funds (c)	608,999	—	Daily	None	Daily
Multi-asset class funds (d)	303,780	—	Daily	None	Daily
Equity index funds (e)	1,123,910	—	Daily	None	Daily

	Fair Value Estimated Using Net Asset Value per Share
	December 31, 2010
Investment	Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$7,090	$—	Daily	None	Daily
Fixed income funds (c)	541,129	—	Daily	None	Daily
Multi-asset class funds (d)	292,887	—	Daily	None	Daily
Equity index funds (e)	1,142,054	—	Daily	None	Daily
(a) The fair values of the investments have been estimated using the net asset value of the investment.
(b) Short-term investment fund strategies seek to invest in high-quality, short-term securities which is included in cash and cash equivalents.

(c) Fixed income fund strategies seek to replicate the Barclays Capital Aggregate Bond Index or provide capital preservation and income.
(d) Multi-asset class funds are target date funds that seek to provide a diversified asset allocation consistent with the participants' current stage of life.
(e) Equity index fund strategies seek to replicate the return of an index of a specific financial market, such as the S&P 500 Index or Russell 2000 Index.

Note 5. Investments

The following table presents the fair value of investments that are five percent or more of the Plan's net assets as of December 31, 2011 and / or 2010.

	December 31
	2011	2010
	(Thousands of dollars)
Investments at fair value as determined by quoted market price:
K-C Stock	$190,847	$185,110
Investments at Fair Value:
Collective funds - BlackRock:
U.S. Debt Index Non-Lending Fund F	257,971	224,263
Equity Index Non-Lendable Fund F	312,536	307,933
Russell 1000 Growth Fund T	148,403	140,821
Russell 2000 Index Non-Lendable Fund F	123,905	130,536
MSCI EAFE Equity Index Non-Lendable Fund F	251,803	283,132
Collective funds - Ameriprise:
Income Fund Z	184,332	173,630
SDBA	110,458	115,673

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

	December 31
	2011	2010
	(Thousands of dollars)
Investments at fair value as determined by quoted market price:
K-C Stock	$29,182	$(7,450)
Investments at Fair Value:
Collective funds - BlackRock	(12,064)	166,992
Collective funds - Ameriprise	4,922	5,635
	(7,142)	172,627
SDBA
Bonds	85	28
Common stock	(6,397)	5,990
Preferred stock	(33)	412
Mutual funds	(5,522)	5,070
Limited partnerships	1	102
	(11,866)	11,602
Net appreciation in fair value of investments	$10,174	$176,779

Note 6. Party-In-Interest Transactions

At December 31, 2011, the Plan held 2.6 million shares of the Corporation's common stock at a fair value of $190.3 million. During the year ended December 31, 2011, 2.5 million shares were acquired, and 2.8 million shares were disposed.

At December 31, 2010, the Plan held 2.9 million shares of the Corporation's common stock at a fair value of $184.5 million. During the year ended December 31, 2010, 2.2 million shares were acquired, 5.6 million shares were disposed, and 6.3 million shares were transferred to the PSP.

All of the above transactions are exempt from the prohibitions against party-in-interest transactions under ERISA.

Note 7. Plan Termination

Although it has not expressed any intention to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

Note 8. Federal Income Tax Status

During January 2010, the Corporation requested a determination letter and received acknowledgment from the Internal Revenue Service (the “IRS”) that the application has been received. The Corporation filed a request for a new determination letter in June 2011 and the IRS sent an acknowledgment of receipt in July 2011. The Plan is intended to satisfy the requirements of Section 401(a) of the Internal Revenue Code (the “Code”) and is not aware of any Plan provision or operation that would result in the disqualification of the Plan. The federal income tax status of participants with respect to the Plan is as follows: A participant's after-tax and Roth contributions, in whatever form, are not tax-deductible by the participant; however, the portion of a distribution attributable to such contributions is not taxable upon distribution. Participant pre-tax 401(k) contributions are considered contributions by the Employer rather than the participant and, as a result, are not taxable until the year in which they are distributed. Employer contributions and the earnings on employer and participant contributions are generally not taxable to the participant until the year in which they are distributed.

U.S. GAAP require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Note 9. Changes to the Plan

During the year ended December 31, 2011, the Plan did not have any significant amendments.

During the year ended December 31, 2010, the Plan was amended to (a) add sales incentive and lump sum in lieu of wage increase to the definition of eligible earnings; (b) remove employer matching contributions from the definition of Roth 401(k) rollover contributions; (c) provide that if a participant does not make an election with respect to a participant's rollover contributions, the rollover contributions will be allocated based on the participant's election on file or if no election on file, then the applicable Target Date fund, all effective January 1, 2010; (d) reflect that on January 1, 2011 all eligible active employees, on-leave employees and all other Kimtech participants will begin participation in the Plan and, December 31, 2010 at 11:59 p.m., Kimtech participant account balances, loans, beneficiary designations, investment choices and elections will be transferred from the RCP to the Plan on Monday, January 3, 2011, and reflect that new employees hired on or after January 1, 2011 at the Kimtech facility will be eligible to participate in the Plan; (e) state that an employee age 50 or above may continue to make employee contributions up to the limit set forth in Section 402(g) and 414(v) of the Internal Revenue Code of 1986; (f) reflect the survivor rules for terminated participants who die while performing qualified military service in accordance with changes made by the HEART Act; (g) clarify that a participant performing services in the uniformed services while on active duty for more than 30 days shall be treated as severed from employment and may request a distribution of his 401(k) contributions and Roth 401(k) contributions and any earnings associated with these contributions, all effective January 1, 2010; (h) add I-Flow and AcryMed, Inc. as employers under the Plan and all salaried and hourly employees of I-Flow Corporation and AcryMed, Inc. will become participants, effective January 1, 2011.

Note 10. Reconciliation of Financial Statements to Form 5500

Benefit payments requested by participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year end, but not yet paid as of that date.

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2011:

December 31, 2011
(In thousands)
Benefits paid to participants per the financial statements	$134,114
Add: Benefit payments requested by participants at December 31, 2011	267
Less: Benefit payments requested by participants at December 31, 2010	(304)
Benefits paid to participants for Form 5500	$134,077

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2011 and 2010 to Form 5500:

	December 31
	2011	2010
	(In thousands)
Net assets available for benefits per the financial statements	$2,231,980	$2,169,899
Less: Benefit payments requested by participants	(267)	(304)
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts	5,859	3,037
Net assets available for benefits per the Form 5500	$2,237,572	$2,172,632

The following is a reconciliation of investment income per the financial statements for the year ended December 31, 2011:

December 31, 2011
(In thousands)
Total investment income per the financial statements	$21,009
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts for 2011	5,859
Less: Adjustment from contract value to fair value for fully benefit-responsive investment contracts for 2010	(3,037)
Total investment income per Form 5500	$23,831

Note 11. Risks and Uncertainties

Plan assets are invested in funds and securities as directed by plan participants. These investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Accordingly, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.

SUPPLEMENTAL INFORMATION REQUIRED
BY THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS FOR
REPORTING AND DISCLOSURE UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
SCHEDULE H, PART IV, 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

SPONSOR'S EIN: 39-0394230

PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Profit Sharing Plan / 016

		December 31, 2011
Identify of Investment Issuer	Description of Investment	Fair Value
		(In thousands)
The Northern Trust (1)	Cash equivalents	$34,951

Ameriprise Trust Company	Collective Funds:
	U.S. Government Securities Fund Z	64,597
	Money Market Fund Z	30,071
	Stable Capital Fund Z	72,028
	Income Fund Z	184,332
		351,028

BlackRock	Collective Funds:
	U.S. Debt Index Non-Lendable Fund F	257,971
	Equity Index Non-Lendable Fund F	312,536
	Russell 1000 Growth Fund T	148,403
	Russell 1000 Value Fund T	96,416
	Russell 2000 Index Non-Lending Fund F	123,905
	MSCI EAFE Equity Index Non-Lendable Fund F	251,803
	LifePath Index Retirement Non-Lendable Fund F	31,537
	LifePath Index 2015 Non-Lendable Fund F	63,376
	LifePath Index 2025 Non-Lendable Fund F	105,578
	LifePath Index 2035 Non-Lendable Fund F	67,751
	LifePath Index 2045 Non-Lendable Fund F	35,537
		1,494,813

Kimberly-Clark Corporation (1)	Stock Fund	190,847

Hewitt	SDBA	110,458

The Northern Trust (1)	Notes receivable from participants
	rate of interest (3.25% - 10.25%)
	maturity dates (January 2012 - March 2038)	20,279

Total Investments		$2,202,376

(1) Sponsor and/or issuer known to be a party-in-interest to the Plan.

Cost is not presented as all investments are participant directed

See accompanying report of independent registered public accounting firm.